EXHIBIT A.1


                           ARTICLES OF INCORPORATION
                                       OF
                         WMECO RECEIVABLES CORPORATION

        The undersigned incorporator hereby forms a corporation under the Business Corporation Act of the State of Connecticut.

        FIRST:  The name of the corporation is WMECO RECEIVABLES CORPORATION.

        SECOND: The address of the Corporation's initial registered office in the State of Connecticut and the name of its initial registered agent at such address is:
                              Theresa H. Allsop
                              107 Selden Street
                              Berlin, CT 06037-5227

        The residence address of the initial registered agent is:

                              1008 Mott Hill Road
                              South Glastonbury, CT 06073

        The initial registered agent hereby accepts appointment:



                    --------------------------------------------------
                    Theresa H. Allsop

        THIRD: The nature of the business to be transacted, and the purpose to be promoted or carried out by the Corporation, is to engage exclusively in the following business and activities:

        1. To purchase or otherwise acquire accounts, chattel paper, instruments, general intangibles and certain related rights and property (collectively, the "Assets") from its parent or other of its affiliates and to sell such Assets, or an interest therein, to a commercial paper conduit or other financial institution or institutions.

        2. To service and collect, or retain a servicer to service and collect, such Assets; and

        3. To engage in any lawful act or activity and to exercise any powers permitted to corporations organized under the Business Corporation Act of the State of Connecticut, as the same may be amended from time to time, that are incidental to and necessary, suitable or convenient for the accomplishment of the purposes specified in clauses (1) and (2) above.

        FOURTH: The amount of capital stock of the Corporation hereby authorized is twenty thousand (20,000) shares, without par value, which stock shall all be common stock (the "Common Stock").

        1.     Common Stock

               (a) Except as otherwise expressly provided by law, all voting rights shall be vested in the holders of the Common Stock, and at each meeting of shareholders of the Corporation, each holder of Common Stock shall be entitled to one vote for each share on each matter to come before the meeting.

               (b) Dividends may be declared upon and paid to the holders of the Common Stock as the Board of Directors shall determine.

               (c) In the event of voluntary or involuntary liquidation or dissolution of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets of the Corporation.

        2.     Vote Required in Certain Events

               Without (i) the affirmative vote of 100% of the members of the Board of Directors of the Corporation (including the Independent Directors described in Article SEVENTH), and (ii) the affirmative vote of the holders of 100% of the number of shares of the Common Stock outstanding, voting (A) in person or by proxy at a special meeting called for the purpose or (B) by unanimous written consent of the holders of the Common Stock acting without such a meeting, as the case may be, the Corporation shall not amend Article THIRD, this Article FOURTH(2), Article SIXTH or Article SEVENTH of these Articles of Incorporation, or Article IV Section 4, Article VIII Section 2 or Article IX of the Bylaws of the Corporation.

        FIFTH: The minimum amount of stated capital with which the Corporation shall commence business is One Thousand Dollars ($1,000).

        SIXTH: The Corporation shall not, without the affirmative vote of 100% of the members of the Board of Directors of the Corporation (including the Independent Directors described in Article SEVENTH), (i) make an assignment for the benefit of creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of a custodian, receiver or any trustee for it or for a substantial part of its property, commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereinafter in effect, consent or acquiesce in the filing of any such petition, application, proceeding or appointment of or taking possession by the custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Corporation or any substantial part of its property, or admit its inability to pay its debts generally as they become due or authorize any of the foregoing to be done or taken on behalf of the Corporation or (ii) merge or consolidate with any other entity, or dissolve, liquidate or otherwise terminate its existence; provided that if at any time the Independent Directors are not then in office and acting, the Board of Directors shall not vote upon any of the matters set forth in this Article SIXTH unless and until such Independent Directors shall have been duly elected.

        SEVENTH: The Corporation shall at all times (except in the event of death, incapacity, resignation or removal) have at least two directors (the "Independent Directors"), each of which is not (i) a director, officer, employee or shareholder of Western Massachusetts Electric Company ("WMECO") or any of its affiliates (other than a director of the Corporation or other similar special purpose corporations), (ii) a director, officer or shareholder of a Significant Customer or Significant Supplier, or (iii) a spouse, parent, sibling or child of any individual described in clauses (i) or (ii) hereinabove. The Independent Directors shall be elected in the same manner as other directors. In the event of the death, incapacity, resignation or removal of any Independent Director, the Board of Directors shall promptly appoint a replacement Independent Director. The Independent Directors shall not, in connection with any act or failure to act in connection with any matter described in Article SIXTH, have a duty or other obligation to the Corporation's shareholders (except as may be required specifically by the statutory law of any applicable jurisdiction); instead, the Independent Directors' fiduciary duty or other obligations with respect to such act or failure to act in connection with any matter described in Article SIXTH shall be owed to the Corporation, including the Corporation's creditors. Every shareholder of the Corporation shall be deemed to have consented to the foregoing by virtue of such shareholder's purchase of shares of capital stock of the Corporation, and no further act or deed of any shareholder shall be required to evidence such consent. For purposes of this Article SEVENTH, a "Significant Customer" shall mean a customer from which WMECO and its affiliates collectively received during WMECO's last fiscal year payments in consideration for the products and services of WMECO and its affiliates which exceed 3% of the consolidated gross revenues of WMECO and its subsidiaries during such fiscal year, and a "Significant Supplier" shall mean a supplier to which WMECO and its affiliates collectively made during WMECO's last fiscal year payments in consideration for the supplier's products and services in excess of 3% of the consolidated gross revenues of WMECO and its subsidiaries during such fiscal year.

        EIGHTH: The personal liability of any Director to the Corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Corporation during the year of the violation if such breach did not
(a) involve a knowing and culpable violation of law by the Director, (b) enable the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (c) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (d) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation, or (e) create liability under Section 33-757 of the Connecticut General Statutes. Any lawful repeal or modification of this provision by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a Director existing at or prior to the time of such repeal or modification.

        NINTH: The Corporation shall indemnify and advance expenses to an individual made a party to a proceeding because he/she is or was a Director of the Corporation under Section 33-771 of the Connecticut General Statutes, Revision of 1958, as amended. The Corporation shall also indemnify and advance expenses under Sections 33-770 to 33-778, inclusive, of the Connecticut General Statutes, to any officer, employee or agent of the Corporation who is not a director to the same extent as provided to a director.

        Dated at Hartford, Connecticut, this      day of April, 1997.

        I hereby declare, under the penalties of false statement, that the statements in the foregoing certificate are true.


                                             ________________________________
                                                Sandra Bourgasser-Ketterling
                                                Incorporator
                                                Day, Berry & Howard
                                                CityPlace I
                                                Hartford, CT 06103-3499
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